Exhibit 10.39

PERFORMANCE SHARE UNIT AWARD AGREEMENT

THIS AGREEMENT is made this __ day of ________, 20__ (the “Grant Date”) between JELD-WEN Holding, Inc., a Delaware corporation (the “Company”), and _____________ (the “Recipient”).

WHEREAS, the Company desires to grant to the Recipient an award of performance share units pursuant to the Company’s 2017 Omnibus Equity Plan (the “Plan”); and

WHEREAS, the Company and the Recipient understand and agree that any capitalized terms used herein, if not otherwise defined, shall have the same meanings as in the Plan (the Recipient being referred to in the Plan as Participant);

NOW, THEREFORE, in consideration of the following mutual covenants and for other good and valuable consideration, including specifically, entry into the JELD-WEN 2018 Non-Competition Agreement, the parties agree as follows:
1.Award and Terms of Performance Share Units. The Company awards to the Recipient under the Plan ________ Performance Share Units (the “Award”), for the three-year period of ____________ to _____________ (the “Award Period”), subject to the restrictions, conditions and limitations set forth in this Agreement and in the Plan, which is incorporated herein by reference. The Recipient acknowledges receipt of a copy of the Plan and acknowledges that the definitive records pertaining to the grant of this Award, and settlement of rights hereunder, shall be retained by the Company.
(a)    Rights under Performance Share Units. A Performance Share Unit (“PSU”) obligates the Company, following the Award Period, to issue to the Recipient one Share, subject to the provisions of this Agreement, including but in no way limited to the Performance Conditions set forth in Section 2 of this Agreement.
(b)    Award Period. The PSUs awarded under this Agreement shall initially be 100% unvested and subject to forfeiture. Subject to Sections 1(c), 2, and 3, the PSUs shall vest and be released from the forfeiture provisions on the third anniversary of the Grant Date (the “Vesting Date”), subject to verification of the satisfaction of the Performance Conditions in accordance with this Agreement and the Plan.
(c)    Forfeiture of PSUs on Termination. Except as otherwise provided in a written agreement, if the Recipient’s employment with the Company or any of its subsidiaries is terminated for any reason prior to the Vesting Date, all outstanding but unvested PSUs awarded pursuant to this Agreement shall be immediately and automatically forfeited to the Company, and the Recipient shall have no right to receive the underlying Shares.
(d)    Restrictions on Transfer. The Recipient may not sell, transfer, assign, pledge or otherwise encumber or dispose of the PSUs.

(e)    No Stockholder Rights. The Recipient shall have no rights as a stockholder with respect to the PSUs or the Shares underlying the PSUs until the underlying Shares are issued to the Recipient.
(f)    Delivery Date for the Shares Underlying the Vested PSU. As soon as practicable, but in no event later than 30 days following the publication of the Annual Report for the final year of the Award Period, the Company will determine the portion of the Award that has vested and shall issue to the Recipient the Shares underlying the vested PSUs, subject to Section 1(g). The Shares will be issued in the Recipient’s name or, in the event of the Recipient’s death after the Vesting Date but before the Payment Date (as defined below), in the name of either (i) the beneficiary designated by the Recipient on a form supplied by the Company or (ii) if the Recipient has not designated a beneficiary, the person or persons establishing rights of ownership by will or under the laws of descent and distribution.
(g)    Taxes and Tax Withholding. The Recipient acknowledges and agrees that no election under Section 83(b) of the Internal Revenue Code of 1986, as amended, can or will be made with respect to the PSUs. The Recipient acknowledges that on the date that Shares underlying the PSUs are issued to the Recipient (the “Payment Date”), the Fair Market Value on that date of the Shares so issued will be treated as ordinary compensation income for federal and state income and FICA tax purposes, and that the Company will be required to withhold taxes on these income amounts. To satisfy the required minimum withholding amount, the Company shall withhold from the Shares otherwise issuable the number of Shares having a Fair Market Value equal to the minimum withholding amount. Alternatively, the Company may, at its option, permit the Recipient to pay such withholding amount in cash under procedures established by the Company.
(h)    Dividend Equivalent Distributions. If a dividend or other distribution is made in respect of Shares before the Payment Date, for each PSU that is delivered on the Payment Date, Recipient will be entitled to receive the per Share amount received by other stockholders in respect of a Share in connection with such dividend or distribution (such dividends or distributions, the “Dividend Equivalent Distributions”). To the extent any PSUs are forfeited or do not vest, any Dividend Equivalent Distributions associated with such PSUs shall similarly be forfeited.
(i)    Not a Contract of Employment. Nothing in the Plan or this Agreement shall confer upon the Recipient any right to be continued in the employment of the Company or any Affiliate, or to interfere in any way with the right of the Company or any parent or subsidiary by whom the Recipient is employed to terminate the Recipient’s employment at any time or for any reason, with or without cause, or to decrease the Recipient’s compensation or benefits.
(j)    Consent to be Bound by the JELD-WEN 2018 Non-Compete Agreement. As additional consideration, the Recipient acknowledges and agrees to be bound by the terms of the JELD-WEN 2018 Non-Competition Agreement attached hereto, which agreement is expressly granted by signing and/or electronically accepting this Agreement.
2.Performance Conditions.

2.1    Payout. Subject to possible enhancement or reduction under Section 2.5, or reduction under Section 3, the number of PSUs that vest (the “Payout”) shall be determined by multiplying the Payout Factor (as defined below) by an amount equal to 2/3 of the Award rounded down to the nearest whole number (the “Target Share Amount”). The Payout Factor shall be determined pursuant to Section 2.2; provided, however, that the Payout Factor shall not be greater than 150% and the Payout Factor shall be 0% if the Performance Measure Result (as defined below) for all Performance Conditions is less than Threshold.
2.2    Payout Factor.
(a)    The “Payout Factor” shall be the weighted average of the Performance Measure Payout Factor (as defined below) for each Performance Condition during the Award Period. The Performance Measure Payout Factor achieved by the Company for each Performance Condition during the Award Period shall be determined as follows:

If the Performance Measure Result for a Performance Condition is:	Then the “Performance Measure Payout Factor” for that Performance Condition shall be:

less than Threshold	0%
Threshold	50%
Target	100%
Maximum	150%

If the result achieved by the Company during the Award Period for the Performance Measure (“Performance Measure Result”) is between any two Performance Measure data points set forth in the below table, the Performance Measure Payout Factor shall be interpolated as follows. The excess of the Performance Measure Result over the Performance Measure of the lower data point shall be divided by the difference between the Performance Measure of the higher data point and the Performance Measure of the lower data point. The resulting fraction shall be multiplied by the difference between the Performance Measure Payout Factors in the above table corresponding to the two data points. The product of that calculation shall be rounded to the nearest hundredth of a percentage point and then added to the Performance Measure Payout Factor corresponding to the lower data point, and the resulting sum shall be the Performance Measure Payout Factor for that Performance Condition.
(b)    The “Performance Measures” for each Performance Condition, together with the weight attributed to the Performance Measure Payout Factor for each Performance Condition for purposes of calculating the Payout Factor is as follows:

Performance Condition	Weight	Performance Measure
		Threshold	Target	Maximum
Adjusted EBITDA	50%
Free Cash Flow	50%

2.3    Adjusted EBITDA. For purposes of this Agreement, Adjusted EBITDA is defined as the cumulative annual Adjusted EBITDA as announced by the Company in each of the three years of the Award Period, as may be adjusted pursuant to Section 2.6.
2.4    Free Cash Flow. For purposes of this Agreement, Free Cash Flow is defined as the cumulative annual net cash flow provided by operating activities as announced by the Company in each of the three years of the Award Period, as may be adjusted pursuant to Section 2.6.
2.5    Total Shareholder Return Adjustment. The Payout may be adjusted based upon Total Shareholder Return (“TSR”) during the Award Period. The TSR based on share price for the Award Period will be determined by the Committee. Should the TSR fall within the top 1/3 of the Russell 3000 index, as determined in the sole discretion of the Committee, the Payout Factor will be increased by 10%. Should the TSR fall within the bottom 1/3 of the Russell 3000 index, as determined in the sole discretion of the Committee, the Payout Factor will be decreased by 10%. Should the Russell 3000 index be unavailable or inappropriate for use as determined by the Committee, as determined in its sole discretion, the Committee shall determine and use a comparable index for purposes of calculating the adjustment to TSR under this Section (the “TSR Adjustment”). Under no circumstances shall the TSR Adjustment increase the Payout Factor above 150%, nor result in the Payout exceeding the Award.
2.6    Adjustments. The Committee may, at any time, approve adjustments to the calculation of a Performance Measure, Performance Measure Result, or the component parts thereof to take into account such unanticipated circumstances or significant, non-recurring or unplanned events as the Committee may determine in its sole discretion, and such adjustments may increase or decrease the Performance Measure, Performance Measure Results, or the component parts thereof. Circumstances that may be the basis for such adjustments include, but shall not be limited to, any change in applicable accounting rules or principles; any gain or loss on the disposition of a business; impairment of assets; dilution caused by acquiring a business; tax changes and tax impacts of other changes; changes in applicable laws and regulations; changes in rate case timing; changes in the Company’s structure; and any other circumstances outside of management’s control or the ordinary course of business.

3.	Prohibited Conduct; Restatements.

(a)    Consequences of Prohibited Conduct. If the Company determines that the Recipient has engaged in any Prohibited Conduct (as defined in Section 3(b)), then:

(i)    The Recipient shall immediately forfeit all outstanding PSUs awarded pursuant to this Agreement and shall have no right to receive the underlying Shares; and

(ii)    If the Payment Date for any PSUs has occurred, and the Company determines that Prohibited Conduct occurred on or before the first anniversary of the Payment Date for those PSUs, the Recipient shall repay and transfer to the Company (A) the number of Shares issued to the Recipient under this Agreement on that Payment Date (the “Forfeited Shares”), plus (B) the amount of cash equal to the withholding taxes paid by withholding Shares (if any) from the Recipient on the respective Payment Date. If any Forfeited Shares have been sold by the Recipient prior to the Company’s demand for repayment, the Recipient shall repay to the Company (A) 100% of the proceeds of such sale or sales, plus (B) the amount of cash equal to the withholding taxes paid by withholding Shares (if any) from the Recipient on the respective Payment Date.

(b)    Prohibited Conduct. Each of the following constitutes “Prohibited Conduct”:
(i)    the conviction or entry of a plea of guilty or nolo contendere to
(A) any felony or
(B) any crime (whether or not a felony) involving moral turpitude, fraud, theft, breach of trust or other similar acts, whether under the laws of the United States or any state thereof or any similar foreign law to which the person may be subject;
(ii)     being engaged or having engaged in conduct constituting breach of fiduciary duty, dishonesty, willful misconduct or material neglect relating to the Company or any of its subsidiaries or the performance of a person’s duties;
(iii)     appropriation (or an overt act attempting appropriation) of a material business opportunity of the Company or any of its subsidiaries;
(iv)     misappropriation (or an overt act attempting misappropriation) of any funds of the Company or any of its subsidiaries;
(v)     the willful failure to:
(A)     follow a reasonable and lawful directive of the Company or any of its subsidiaries at which a person is employed or provides services, or the Board of Directors or
(B)    comply with any written rules, regulations, policies or procedures of the Company or a subsidiary at which a person is employed or to which he or she provides services which, if not complied with, would reasonably be expected to have more than a de minimis adverse effect on the business or financial condition of the Company;

(vi)     violation of a person’s employment, consulting, separation or similar agreement with the Company or any non-disclosure, non-solicitation or non-competition covenant in any other agreement to which the person is subject;
(vii)     during the Recipient’s employment or service with the Company or at any time after termination for any reason, the Recipient, in violation of any Company policies or agreements with the Company, discloses or misuses any of the Company’s trade secrets or other confidential information regarding the Company, including without limitation, matters relating to cost data, formulas, patterns, compilations, programs, devices, methods, techniques, processes, manufacturing processes, business strategy and plans, customer information, pricing information, supplier information, the Company’s policies and procedures and other financial data of the Company;
(viii)    deliberate and continued failure to perform material duties to the Company or any of its subsidiaries;
(ix)     violation of the Company’s Code of Business Conduct and Ethics, as it may be amended from time to time; or

(x)    during the Recipient’s employment or service with the Company or at any time during the two-year period following termination for any reason, the Recipient:

(A)    directly or indirectly competes with the Company, accepts employment with any entity that directly or indirectly competes with the Company or otherwise approaches, solicits or accepts business from any customer, supplier or vendor of the Company in direct or indirect competition with the Company;

(B)    approaches, counsels or attempts to induce any person who is then in the employ of the Company to leave his or her employ; or employs or attempts to employ any such person or any person who at any time during the preceding twelve (12) months was in the employ of the Company; or

(C)     aids, assists or counsels any other person, firm or corporation to do any of the above.

(c)    Restatement of Financial Statements. In addition to the other provisions in this Section 3, this Agreement, or the Plan, the PSUs and any Shares issued under the PSUs shall be subject to any policies of the Company in effect on the Grant Date or adopted by the Company at any time thereafter that provide for forfeiture of the PSUs and recoupment of any Shares issued under the PSUs or of any gain received by the Recipient in connection with the sale of Shares received under the PSUs in the event of any restatement of the Company’s financial statements.
(d)     Determinations. The Committee shall, in its sole discretion, make all determinations regarding this Section 3, including whether any Prohibited Conduct has occurred, and the determinations by the Committee shall be final and binding on all parties.

(e)     Company and its Affiliates. All references in this Section 3 to the Company shall include the Company and any of its Subsidiaries and Affiliates.
4.Notices. All notices, consents and other communications required or permitted to be given under or by reason of this Agreement shall be in writing and shall be delivered personally or by e-mail or reputable overnight courier. If to the Company, notice shall be made at its principal corporate headquarters, addressed to the attention of the Corporate Secretary. If to the Recipient, notice shall be made at Recipient’s address on file with the Company. Either party may designate at any time hereafter in writing some other address for notice.

5.Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware. Any litigation against any party to this Agreement arising out of or in any way relating to this Agreement shall be brought in any federal or state court located in the State of Delaware in New Castle County and each of the parties hereby submits to the exclusive jurisdiction of such courts for the purpose of any such litigation; provided, that a final judgment in any such litigation shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party irrevocably and unconditionally agrees not to assert (a) any objection which it may ever have to the laying of venue of any such litigation in any federal or state court located in the State of Delaware in New Castle County, (b) any claim that any such litigation brought in any such court has been brought in an inconvenient forum and (c) any claim that such court does not have jurisdiction with respect to such litigation. To the extent that service of process by mail is permitted by applicable law, each party irrevocably consents to the service of process in any such litigation in such courts by the mailing of such process by registered or certified mail, postage prepaid, at its address for notices provided for herein.

6.Binding Effect; Entire Agreement. This Agreement, together with the Plan, any written employment agreement, and the JELD-WEN 2018 Non-Compete Agreement, contains the entire agreement between the parties with respect to the subject matter hereof, supersedes any and all prior understandings, agreements or correspondence between the parties, and shall be binding upon the heirs, executors, administrators, successors and assigns of the parties hereto.
7.Severability. Each provision of this Agreement will be treated as a separate and independent clause and unenforceability of any one clause will in no way impact the enforceability of any other clause. Should any of the provisions of this Agreement be found to be unreasonable or invalid by a court of competent jurisdiction, such provision will be enforceable to the maximum extent enforceable by the law of that jurisdiction.

IN WITNESS WHEREOF, the Company and the Recipient have caused this Agreement to be executed on their behalf, by their duly authorized representatives, all on the day and year first above written.

JELD-WEN HOLDING, INC.

By:
Its:

RECIPIENT:

First and Last Name